Exhibit 5




                                                 February 27, 2006

Legg Mason, Inc.
100 Light Street
Baltimore, Maryland 21202


Ladies and Gentlemen:

     You have requested me, as Deputy General Counsel of Legg Mason, Inc., a Maryland corporation (the "Company"), to render my opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (the "Registration Statement") for the registration of 12,493,451 shares of the Company's Common Stock, par value $0.10 per share, which number includes shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock, par value $10.00 per share (the "Shares"), that were issued in connection with the acquisition of the ownership interests in subsidiaries of Citigroup Inc. ("Citigroup") that constituted substantially all of Citigroup's worldwide asset management business in exchange for, among other things, the ownership interests in Company subsidiaries that constituted the Company's private client brokerage and capital markets businesses. The Shares are being registered on behalf of the selling stockholder.

     In my capacity as Deputy General Counsel of the Company, I have examined and relied upon the information set forth in the Registration Statement and the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of all documents submitted to me as copies.

     My opinion set forth herein is limited to the Maryland General Corporation Law, and I do not express any opinion herein concerning any other law.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and are, or in the case of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, will be at the time of conversion, validly issued and fully paid and non-assessable.

     I am furnishing this opinion solely for your benefit. This opinion may not be relied upon by any other person without my express written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                  Very truly yours,


                                                  /s/ Thomas C. Merchant
                                                  ------------------------
                                                  Thomas C. Merchant
                                                  Deputy General Counsel